       AGREEMENT AND PLAN OF MERGER (Cash Merger) (hereinafter called this "Agreement"), dated as of December 16, 1996, among TYLAN GENERAL, INC., a
----------
Delaware corporation (the "Company"), MILLIPORE CORPORATION, a Massachusetts
                           -------
corporation ("Purchaser"), and MCTG ACQUISITION CORP., a Delaware corporation
              ---------
and a wholly-owned subsidiary of Purchaser ("Purchaser Sub"), the Company and
                                             -------------
Purchaser Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                    RECITALS

       WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

       WHEREAS, the Company, Purchaser and Purchaser Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

       NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                THE TENDER OFFER

1.1. Tender Offer.
     ------------

     (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days after the public announcement of the execution of this Agreement, Purchaser Sub will commence a tender offer (the "Offer") for all of the outstanding shares of
                              -----
common stock, par value $0.001 per share (the "Shares"), of the Company at a
                                               ------
price of $16.00 per Share in cash, net to the seller, which Offer shall have an initial expiration date not later than twenty (20) business days after the commencement of the Offer. The obligation of Purchaser Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions to the Offer set forth in Annex A hereto. It is agreed that the Minimum Condition (as defined in Annex A) and the other conditions set forth in Annex A hereto are for the sole benefit of Purchaser Sub and may be asserted by Purchaser Sub regardless of the circumstances giving rise to any such condition unless the Purchaser, Purchaser Sub or their Affiliates shall have caused the circumstances giving rise to such condition. Purchaser Sub expressly reserves the right in its sole discretion to waive, in whole or in part, at any time or from time to time, any such condition (other than the Minimum Condition, which may not be waived without the prior written consent of the Company), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, no change
--------
may be made that decreases the price per Share payable in the Offer, reduces the Minimum Condition, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A hereto or amends or modifies such conditions in any manner adverse to the holders of Shares. Purchaser Sub covenants and agrees that, subject to the conditions of the Offer set forth in Annex A hereto, Purchaser Sub shall accept for payment and pay for Shares that have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law; provided that, if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the Shares outstanding on a fully diluted basis, Purchaser Sub may extend the Offer up to the fifth business day following the date on which all conditions to the Offer shall first have been satisfied or waived.

     (b)  Purchaser agrees, as to the offer to purchase and related letter of transmittal (which together constitute the "Offer Documents") and the Company
                                               ---------------
agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder and other
      ------------
applicable laws. The Company and its counsel, as to the Offer Documents, and Purchaser Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

     (c) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to Purchaser Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Purchaser Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Purchaser Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser Sub and its Affiliates and Associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

1.2. Company Action.
     --------------

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that its Board of Directors, at a meeting called and held on December 16, 1996, by a unanimous vote of the directors present, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser Sub and, if required by applicable law, approve and adopt this Agreement and the Merger. Subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 1.2(a).

     (b) As soon as practicable on or prior to the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The
Schedule 14D-9 shall, subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), at all times contain the determinations, approvals and recommendations described in Section 1.2(a). Purchaser, Purchaser Sub and the Company each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser, Purchaser Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC and shall be provided with any comments the Company and its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                                   ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

       2.1. The Merger.  Subject to the terms and conditions of this Agreement,
            ----------
at the Effective Time (as defined in Section 2.3), Purchaser Sub shall be merged with and into the Company and the separate corporate existence of Purchaser Sub shall thereupon cease (the "Merger"). The Company shall be the surviving
                            ------
corporation in the Merger (sometimes hereinafter referred to as the "Surviving
                                                                     ---------
Corporation") and shall continue to be governed by the laws of the State of
-----------
Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").
                                                                ----

       2.2. Closing.  The closing of the Merger (the "Closing") shall take place
            -------                                   -------
(i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, 350 South Grand Avenue, 32nd Floor, Los Angeles, California 90071 at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

       2.3. Effective Time.  As soon as practicable following the Closing, and
            --------------
provided that this Agreement has  not been terminated or abandoned pursuant to
Article IX hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the
              ------------------------------
Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."
                                        --------------

       2.4. Subsequent Actions.  If at any time after the Effective Time, the
            ------------------
Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Purchaser Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE III

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

       3.1. The Certificate of Incorporation.  The Certificate of Incorporation
             --------------------------------
of the Purchaser Sub (the "Certificate") in effect at the Effective Time shall
                           -----------
be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof, and the DGCL; provided, however, that at the Effective Time the Certificate shall be amended to change the name of the Surviving Corporation to Tylan General, Inc.

       3.2. The By-Laws.  The By-Laws of Purchaser Sub in effect at the
            -----------
Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.



                                   ARTICLE IV

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

       4.1. Officers and Directors.  The directors of Purchaser Sub and the
            ----------------------
officers of the Company, together with any additional individuals designated by Purchaser, at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

       4.2. Actions by Directors.  Following the election or appointment of
            --------------------
Purchaser's designees pursuant to Section 4.3 hereof, and prior to the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Purchaser or Purchaser Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or any other rights of the Company hereunder, and any amendment or withdrawal by the Board of Directors of its recommendation of the Merger pursuant to Section
7.3 hereof.

       4.3. Boards of Directors; Committees.  If requested by Purchaser, the
            -------------------------------
Company will, subject to compliance with applicable law and immediately following the purchase by Purchaser Sub of more than 50 percent of the outstanding Shares pursuant to the Offer, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of Shares so purchased plus any Shares beneficially owned by Purchaser or its Affiliates on the date hereof bears to the number of Shares outstanding at the time of such purchase; provided, however, that in no event shall Purchaser
                           --------  -------
be entitled to designate a majority of the Board of Directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the Company's outstanding shares entitled to vote generally in the election of directors. In furtherance thereof, the Company will use its reasonable best efforts to secure the resignation of all but three directors, or will increase the size of the Board, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of
--------  -------
Directors shall always have at least three Continuing Directors. Immediately following the purchase by Purchaser Sub of more than 50% of the outstanding Shares pursuant to the Offer, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required in order to fulfill its obligations under this Section 4.3 and shall include in the Schedule 14D-9 such information as is required under such Section 14(f), Rule 14(f)-1 and Schedule 14D-9. The Purchaser will supply to the Company in writing and be solely responsible for any information with respect to the Purchaser and its subsidiaries (collectively, the "Purchaser Companies") and the nominees, directors and
                    -------------------
Affiliates thereof required by Section 14(f) and Rule 14f-1 to be included in the Schedule 14D-9.


                                   ARTICLE V

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

       5.1. Conversion or Cancellation of Shares.  The manner of converting or
            ------------------------------------
canceling shares of the Company and Purchaser Sub in the Merger shall be as follows:

          (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Purchaser Sub or any other subsidiary of Purchaser) or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to
               -----------------------
Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $16.00 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such
                                        --------------------
Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

          (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Purchaser Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser Sub or the holders of such shares, be converted into one Share.

       5.2. Payment for Shares.  Purchaser shall make available or cause to be
            ------------------
made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to
                     ------------
provide all funds necessary for the Paying Agent to make payments pursuant to
Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Purchaser shall instruct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

       5.3. Dissenters' Rights.  If any Dissenting Stockholder shall be entitled
            ------------------
to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate, at its own expense, in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

       5.4. Transfer of Shares After the Effective Time.  No transfers of Shares
            -------------------------------------------
shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

       5.5. Stockholders' Meeting.  If approval by the Company's stockholders is
            ---------------------
required by applicable law to consummate the Merger, the Company, acting through its Board of Directors, shall in accordance with applicable law, as soon as practicable following the consummation of the Offer:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon this Agreement and the Merger;

          (ii) subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger); and

          (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (B) subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (including the Merger).

       At such meeting, Purchaser and Purchaser Sub will vote all Shares owned by them in favor of this Agreement and the transactions contemplated hereby (including the Merger).


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

       6.1. Representations and Warranties of the Company.  Except as set forth
            ---------------------------------------------
in the Disclosure Schedule delivered by the Company to Purchaser concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), the
                                           ---------------------------
Company hereby represents and warrants to Purchaser that:

                              (a)  Organization and Qualification; Subsidiaries.
                                   --------------------------------------------

     Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of each of their respective jurisdictions of incorporation or organization, as the case may be, has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as is now being conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign corporation and in good standing to do business in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, other than where the failure to be so qualified would not have a Company Material Adverse Effect. Company Disclosure Schedule 6.1(a) sets forth (i) a true and complete list of all of the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company, another subsidiary of the Company or any Affiliate of the Company, and (ii) a true and complete list of all partnerships and joint venture arrangements or other business entities in which the Company or any subsidiary of the Company owns, either directly or indirectly, an equity interest, together with the jurisdiction of organization thereof and the percentage of equity of such partnership or joint venture as is represented by such equity interest owned by the Company, such subsidiary and any Affiliate of the Company.

                              (b)  Certificates of Incorporation and By-Laws.
                                   -----------------------------------------

     The Company has heretofore furnished to Purchaser complete and correct copies of the Certificate of Incorporation and the By-Laws of the Company, which are in full force and effect on the date hereof. The Company will provide complete and correct copies of the comparable charter documents of each of its subsidiaries promptly following the date hereof. The Company and its subsidiaries are not in violation of any of the provisions of their respective Certificates of Incorporation, By-Laws or other charter documents.

                              (c)  Capitalization.
                                   --------------

     (A) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, $0.001 par value per share ("Company Common Stock") of
                                                     --------------------
which, as of the date hereof: (w) 7,873,491 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party or is bound; (x) no shares of Company Common Stock were held in the treasury of the Company; and (y) (1) 1,094,449 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options (collectively, the "Stock Options") granted to certain employees,
                            -------------
directors and consultants of the Company pursuant to the Company's 1989 Non-Qualified Stock Option Plan, 1994 Stock Option Plan, the 1996 Nonstatutory Stock Option

Plan, the Employee Stock Purchase Plan, and the 1994 Non-Employee Directors' Stock Option Plan (collectively, the "Company Option Plans"), and (2)
                                      --------------------
10,624 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted to the parties listed on Company Disclosure
Schedule 6.1(c)(A) (the "Miscellaneous Stock Options", and collectively with the
                         ---------------------------
Stock Options, the "Company Stock Options") and (ii) 10,000,000 shares of
                    ---------------------
preferred stock, par value $0.001 per share, of the Company (the "Company
                                                                  -------
Preferred Stock" and, together with the Company Common Stock and the Company
---------------
Stock Options, the "Company Securities") of which, as of the date hereof,
                    ------------------
100,000 shares of Series A Junior Participating Preferred Stock, $0.001 par value per share, were reserved for issuance with respect to certain Rights (as defined in the Rights Agreement, dated as of July 2, 1996, between the Company and The First National Bank of Boston, as Rights Agent, as amended (the "Rights Agreement")). The Company Option Plans are the only plans or agreements pursuant to which the Company has granted Company Stock Options. Except as described in this Section 6.1(c), no shares of Company Common Stock are reserved for any other purpose. Except as set forth in Company Disclosure Schedule 6.1(c)(A), since October 31, 1996, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement, in each case in accordance with each of their respective terms. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized and validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and, except as set forth in Company Disclosure
Schedule 6.1(c)(A), all such outstanding shares or other equity interests are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

     (B) Except as set forth in Company Disclosure Schedule 6.1(c)(B) and except as set forth in Section 6.1(c)(A) above or otherwise contemplated hereby, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity interests in, the Company or any of its subsidiaries, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock, or the capital stock of, or other equity interests in, any subsidiary of the Company; or (y) except as set forth in Company Disclosure Schedule 6.1(c)(B), provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Neither the Company nor any of its subsidiaries directly or indirectly owns, or has agreed to purchase or otherwise acquire, any of the capital stock of, or other equity interest in, or any interest convertible into or exchangeable or exercisable for, any of the capital stock of, or other equity interest in, any corporation, partnership, joint venture or other business association or entity. Except for the Company's Annual Incentive Bonus Program and as set forth in Company Disclosure Schedule 6.1(c)(B), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. Except as set forth in Company Disclosure Schedule 6.1(c)(B), there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

     (C) The Company has previously delivered to Purchaser true and complete copies of each of the Company Option Plans and the forms of Company Stock Options issued pursuant to the respective Company Option Plan, including all amendments thereto. Except as contemplated by this Agreement, there have been no changes in the terms of outstanding Company Stock Options not reflected in such documents so delivered. Except for the Company Option Plans, and all such amendments, agreements and documentation to them, there are no agreements, instruments or other documents binding on the Company or any of its subsidiaries with respect to the Company Stock Options, or any other options or warrants to purchase shares of Company Common Stock. The Company has previously delivered to Purchaser a true and complete written list setting forth (i) the number of shares subject to each Company Stock Option currently outstanding, (ii) the exercise price for each such Company Stock Option, (iii) the grant date for each such Company Stock Option, and (iv) the expiration date for each such Company Stock Option. Except for the Amendment to Employment Agreement dated as of July 22, 1996 between the Company and David J. Ferran, except as permitted by this Agreement and except as set forth in Company Disclosure Schedule 6.1(c)(C), since July 28, 1996, the Company has not taken any action that has resulted in or which will result in the acceleration of vesting of any of the Company Stock Options.

                              (d)  Authority; Approval.
                                   -------------------

     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by the Company (other than when required by law with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the approval and adoption of this Agreement, by the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Purchaser and Purchaser Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, whether such principles are considered in a proceeding of law or in equity. The Company hereby represents that the Special Committee of the Board of Directors has recommended that the Board of Directors of the Company approve the Merger and that the Board of Directors of the Company has unanimously adopted a resolution approving the Merger and has resolved to recommend approval of the Merger to the Company's stockholders.

                              (e)  No Conflict; Required Filings and Consents.
                                   ------------------------------------------

     (A) To the knowledge of the Company, except as set forth on Company Disclosure Schedule 6.1(e), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company, (including, without limitation, consummation of the Merger) will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree, judgment or decree (collectively, "Laws")
                                                                    ----
applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or other encumbrance ("Encumbrance") on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, other than, in the case of (ii) and (iii), any such conflicts, violations, defaults, rights, or Encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (B) To the knowledge of the Company, except as set forth on Company Disclosure Schedule 6.1(e)(A), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company (including, without limitation, consummation of the Merger) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, either domestic or foreign ("Governmental Entities"), except (i) for applicable requirements, if
          ---------------------
any, of the Securities Act of 1933, as amended (the "Securities Act"), the
                                                     --------------
Exchange Act, state securities or blue sky laws ("Blue Sky Laws"), the NASDAQ,
                                                  -------------
and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger documents as
 --------
required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, have a Company Material Adverse Effect.

                              (f)  Reports; Financial Statements.
                                   -----------------------------

     (A) Since January 28, 1995, the Company has filed all forms, reports, statements and other documents required to be filed with the SEC including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special) of the Company, (D) all Reports on Form 8-K, (E) all other reports or registration statements (including the Form S-4 filed in connection with its acquisition of Span Instruments, Inc.) and (F) all amendments and supplements to all such reports and registration statements (collectively referred to as the "SEC Reports"). The SEC Reports, including all
                                  -----------
SEC Reports filed after the date of this Agreement and prior to the Effective Time (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (B) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports filed prior to or after the date of this Agreement, and the consolidated financial statements as of and for the fiscal year ended October 31, 1996 (the "Fiscal 1996 Financial
                                                 ---------------------
Statements"), a copy of which has previously been provided to Purchaser
----------
(collectively, the "Company Financial Statements") (i) have been or will be
                    ----------------------------
prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (1) to the extent required by changes in generally accepted accounting principles, (2) with respect to SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto and (3) the Fiscal 1996 Financial Statements do not include any notes) and (ii) fairly present or will fairly present the consolidated financial position of the Company and its subsidiaries, as of the respective dates thereof, and the consolidated results of operations and cash flows and changes in financial position for the respective periods then ended, except that (x) any unaudited interim financial statements were or will be subject to normal year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its subsidiaries, as of the respective dates thereof, and the consolidated results of operations and cash flows and changes in financial position for the respective periods then ended. Upon completion of the audit of the Fiscal 1996 Financial Statements, the Company will provide a copy thereof to the Purchaser, which will be the same in all material respects as the Fiscal 1996 Financial Statements previously provided to the Purchaser, will be accompanied by an unqualified audit opinion by Ernst & Young, LLP, the Company's independent public accountants, and will contain notes that do not include any information that is different from that provided to the Purchaser under or pursuant to this Agreement or any document referenced herein or in the Schedules hereto to the extent that such difference constitutes a Company Material Adverse Effect (the "Audited Fiscal 1996 Financial Statements").

     (C) Except as disclosed on Company Disclosure Schedule 6.1(f), neither the Company nor any of its subsidiaries is liable as an indemnitor, guarantor, surety or endorser, and no person has the power to confess judgment against the Company or any of its subsidiaries, assets, properties or business except as would not, individually or in the aggregate, result in or reasonably be likely to result in a Company Material Adverse Effect.

                              (g)  Absence of Certain Changes or Events.
                                   ------------------------------------

     Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement, since October 31, 1996, there has not been:

     (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

     (B) any material change by the Company or its subsidiaries in their accounting methods, principles or practices (except for changes made after the date of this Agreement as required by changes in generally accepted accounting principles);

     (C) any amendment of any material term of any outstanding equity security of the Company or any subsidiary;

     (D) any repurchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any subsidiary; or

     (E) any change, event or series of changes or events which would have a Company Material Adverse Effect, except for general economic changes and changes that may affect the industries of the Company or any of its subsidiaries generally.

                              (h)  Absence of Litigation.
                                   ---------------------

     Except as set forth in Company Disclosure Schedule 6.1(h), there is no action, suit, investigation or proceeding, (collectively, "Litigation"), pending
                                                           ----------
or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which if adversely determined, individually or in the aggregate, would have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries is subject to any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator (collectively, "Orders"
                                                                         ------
and Orders together with Litigation being referred to as "Claims"), except for
                                                          ------
matters which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                              (i)  Employee Benefit Plans.
                                   ----------------------

     (a) For purposes of this Section, the term "Company Benefit Plans" shall
                                                 ---------------------
mean all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or its Affiliates for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan."
             ------------------

     (b) Except as set forth on Company Disclosure Schedule 6.1(i), no Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. As to any multiemployer plan set forth on Company Disclosure
Schedule 6.1(i), prior to the date hereof the Company has provided to Purchaser a true and correct copy of any estimate of the "withdrawal liability" that would arise if the Company were to withdraw or cause a withdrawal from such plan that is within the knowledge of the Company. To the knowledge of the Company, all Company

Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for any breach or violation that would not have a Company Material Adverse Effect. No Company Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations). Except as set forth on Company Disclosure Schedule 6.1(i), no Company ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (c) Company Disclosure Schedule 6.1(i) sets forth a true and correct list of all Company Benefit Plans. The Company has provided Purchaser with access to true and correct copies of each governing document for each Company Benefit Plan, together with the most recent summary plan description and annual report for each such plan and the actuarial report for any Company Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

                              (j)  Taxes.
                                   -----

     (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries has filed all federal, state, local and foreign income and other tax returns required to be filed by it, has paid all taxes, assessments, fees and other governmental charges of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are due and payable on or before the date hereof, other than such Taxes as are being contested in good faith. There are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in Tax, and the Company does not know of any threatened Tax claims, assessments or investigations against the Company or any of its subsidiaries which if upheld could have a Company Material Adverse Effect.

     (b) The Company and all of its subsidiaries have paid or are withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all Taxes, including without limitation sales and use Taxes and Taxes on income or benefits and Taxes for unemployment, social security or other similar programs with respect to salary and other compensation of directors, officers and employees of the Company and its subsidiaries, except when the failure to pay or withhold would not have a Company Material Adverse Effect.

     (c) Neither the Company nor any of its subsidiaries has any liability for any federal, state, local, foreign or other Taxes of any corporation or entity other than the Company and its subsidiaries, including without limitation any liability arising from the application of U.S. Treasury Regulations (S) 1.1502-6 or any analogous provision of state, local or foreign law, except any liability that would not have a Company Material Adverse Effect.

     (d) Neither the Company nor any of its subsidiaries is or has been a party to any Tax sharing agreement with any corporation other than the Company and its subsidiaries.

     (e) To the best of the Company's knowledge and as of the date hereof, no person who holds 5 percent or more of the stock of the Company is a "foreign person" as defined in Section 1445(f)(3) of the Code.

                              (k)  Proprietary Rights.
                                   ------------------

     The Company and its subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Company and its subsidiaries (collectively, the "Proprietary Rights"). Except as set forth on Company
                    ------------------
Disclosure Schedule 6.1(k), all of the Proprietary Rights that are material to the conduct of the Company's business taken as a whole are owned by the Company or its subsidiaries free and clear of any and all Encumbrances that would have a material adverse effect on the value of, or ability of Purchaser to utilize, the item of the Proprietary Rights to which such Encumbrances relates, and neither the Company nor any such subsidiary has forfeited or otherwise relinquished any Proprietary Rights which forfeiture would have a Company Material Adverse Effect. The use of the Proprietary Rights by the Company or its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person, except where such conflict, infringement, violation, interference or appropriation would not result in a Company Material Adverse Effect. Except as set forth on Company Disclosure Schedule 6.1(k), the Company has received no written notice that the use of any Proprietary Rights or trade dress by the Company or its subsidiaries conflicts with, infringes upon, violates or interferes with any rights of any other person. There are no pending claims that any of the Proprietary Rights is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Proprietary Rights that is material to the conduct of the Company's business. Except as set forth on Company Disclosure Schedule 6.1(k), neither the Company nor any of its subsidiaries has (i) granted any third party any license or other right to use any of the Proprietary Rights or (ii) a license or other right to use any intellectual property of a third party.

                              (l)  Opinion of Financial Advisor.
                                   ----------------------------

     The Company has received the written opinion (the "Fairness Opinion") of
                                                        ----------------
Goldman, Sachs & Co. ("Goldman Sachs") dated the date of this Agreement to the
                       -------------
effect that the $16.00 in cash to be received by the holders of Shares in the Offer and Merger, taken as a unitary transaction, is fair to such holders; it being understood and acknowledged that such Fairness Opinion has been rendered to the Board of Directors of the Company and may not be relied by Purchaser, Purchaser Sub, their affiliates or their respective stockholders.

                              (m)  Brokers.
                                   -------

     No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                              (n)  Environmental Matters; Compliance with Laws.
                                   -------------------------------------------

                        (A)  For purposes of this Agreement:

     "Environmental Law" means any applicable federal, state or local law
      -----------------
regulating or prohibiting Releases into any part of the environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

     "Hazardous Material" means any substance, material or waste which is
      ------------------
regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its subsidiaries conducts business, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law; and

     "Release" means any release, spill, effluent, emission, leaking, pumping
      -------
injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its subsidiaries.

                        (B) Except as set forth on Company Disclosure Schedule 6.1(n) or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

          (i) The operations of the Company and its subsidiaries, including without limitation any generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, to the Company's knowledge have been for the last three years, and currently are, in compliance with all Environmental Laws;

          (ii) The Company and its subsidiaries currently maintain in full force and effect all permits, licenses, variances, exceptions and approvals required under applicable Environmental Laws for their respective businesses as of the date hereof;

          (iii) As of the date hereof and with the exception of the permits, licenses, variances, exceptions and approvals referenced in Section 6.1(n)(B)(ii), the Company and its subsidiaries are not subject to any outstanding written orders from any Governmental Entity respecting the remediation of any Hazardous Materials or any Release or threatened Release of a Hazardous Material;

          (iv) The Company and its subsidiaries have not received within the last three years any written notice alleging any, and as of the date hereof, to the Company's knowledge, there is no investigation of any such party with respect to, the violation of any Environmental Law arising from the owned or leased properties and the operations of the Company and its subsidiaries;

          (v) There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries arising under Environmental Laws;

          (vi) To the knowledge of the Company, there has been no Release of any Hazardous Material into the indoor or outdoor environment at, on or from the owned or leased properties of the Company or its subsidiaries in violation of any Environmental Laws;

          (vii) To the knowledge of the Company, there is not now on or in any owned or leased property of the Company or its subsidiaries any of the following: (1) any underground storage tanks or surface impoundments, (2) any friable asbestos-containing materials or (3) any polychlorinated biphenyls, in each case in violation of Environmental Laws;

          (viii) To the knowledge of the Company, the Company does not have liability for violations of any Environmental Law by any other person or entities that it has assumed contractually or by operation of law which would reasonably be likely to have a Company Material Adverse Effect; and

          (ix) Purchaser and Purchaser Sub acknowledge that the representations and warranties contained in this Section 6.1(n) are the only representations and warranties being made with respect to the environmental matters or Environmental Laws, no other representation contained in this Agreement shall apply to any environmental matter or Environmental Laws and no other representation or warranty, express or implied, is being made with respect thereto.

                              (o)  Rights Agreement.
                                   ----------------

     The Company has taken all necessary action so that none of the execution of this Agreement, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause any person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (ii) give rise to a
   Distribution Date or a Triggering Event (as defined in the Rights Agreement).

     6.2. Representations and Warranties of Purchaser and Purchaser Sub.  Except
          -------------------------------------------------------------
as set forth in the Disclosure Schedule delivered by the Purchaser and Purchaser Sub to the Company concurrently with the execution of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser and Purchaser Sub hereby jointly
    ------------------------------
represent and warrant to Purchaser that:

                              (a)  Organization and Qualification; subsidiaries.
                                   --------------------------------------------

     Each of Purchaser and Purchaser Sub and each of Purchaser's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of each of their respective jurisdictions of incorporation or organization, as the case may be, has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as is now being conducted. Each of Purchaser and Purchaser Sub and each of Purchaser's subsidiaries is duly qualified as a foreign corporation and in good standing to do business in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, other than where the failure to be so qualified would not have a Purchaser Material Adverse Effect.

                              (b)  Authority; Approval.
                                   -------------------

     Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Purchaser. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms: (i) subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, whether such principles are considered in a proceeding of law or in equity.

     Purchaser Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Purchaser Sub. The execution and delivery of this Agreement by Purchaser Sub and the consummation by Purchaser Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligations of Purchaser Sub, enforceable against Purchaser Sub in accordance with its terms: (i) subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, whether such principles are considered in a proceeding of law or in equity.

                              (c)  No Conflict; Required Filings and Consents.
                                   ------------------------------------------

     (A) To the knowledge of Purchaser and Purchaser Sub, except as set forth on Purchaser Disclosure Schedule 6.2(c)(A), the execution and delivery of this Agreement by Purchaser and Purchaser Sub does not, and the performance of this Agreement by Purchaser and Purchaser Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of the Purchaser, Purchaser Sub or any of Purchaser's subsidiaries, (ii) conflict with or violate any laws applicable to Purchaser or Purchaser Sub, respectively, or any of Purchaser's subsidiaries or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Purchaser or Purchaser Sub, respectively, or any of Purchaser's subsidiaries pursuant to any note, bond, mortgage, indenture, lease or other instrument or obligation to which Purchaser or Purchaser Sub, respectively, or any of Purchaser's subsidiaries is a party or by which Purchaser or Purchaser Sub, respectively, or any of Purchaser's subsidiaries or any of their respective properties is bound or affected, other than, in the case of (ii) and (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or Encumbrances that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Affiliates or Associates (as such terms are defined in Section 203 of Delaware Law) is an "interested stockholder" (as such term is defined in Section 203 of Delaware
Law) of the Company.

     (B) To the knowledge of the Purchaser and Purchaser Sub, except as set forth on Purchaser Disclosure Schedule 6.2(c)(A), the execution and delivery of this Agreement by the Purchaser and Purchaser Sub does not, and the performance of this Agreement by the Purchaser and Purchaser Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASDAQ, and the HSR Act, and the filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, have a Purchaser Material Adverse Effect.

                              (d)  Brokers.
                                   -------

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser (other than CS First Boston, any entitlement to fees of which will not be the liability of the Company prior to the closing of the Merger).

                              (e)  Financing.
                                   ---------

     Parent and Purchaser have available financing in an amount sufficient to consummate the Offer and the Merger, evidence of which has been delivered to the Company.

                              (f)  No Prior Activities
                                   -------------------

     Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Purchaser Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

                                  ARTICLE VII

                                   COVENANTS

     7.1. Interim Operations of the Company.  The Company covenants and agrees
          ---------------------------------
that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain satisfactory relations with customers, suppliers, employees and business associates, in each case in all material respects.

          (b) the Company shall not (i) sell, pledge, dispose of or encumber or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or By-Laws or increase or propose to increase the number of directors of the Company; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares.

          (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under any Company Option Plan; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability involving an amount in excess of $100,000 in the aggregate other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company (iv) incur any indebtedness for borrowed money (except for working capital under the Company's existing credit facilities and refinancings of existing debt that permit prepayment of such debt without penalty) involving an amount in excess of $100,000 in the aggregate or assume or endorse the obligations of any other person or entity; (v) make any acquisition of, or investment in, assets or stock of any other person or entity involving an amount in excess of $100,000 in the aggregate other than in the ordinary and usual course of business or (vi) make or authorize any capital expenditure in excess of $500,000 in the aggregate.

          (d) except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense, adopt or amend (except as may be required by law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (e) neither the Company nor any of its subsidiaries shall, except in the ordinary and usual course of business, enter into any material agreement or modify, amend or terminate any of its material agreements or waive, release or assign any material rights or claims thereunder.

          (f) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     7.2. Acquisition Proposals.  The Company agrees that neither the Company
             ---------------------
nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) or furnish any non-public information to any third party, with respect to a merger, consolidation, business combination or similar transaction involving, or any tender offer, exchange offer or other purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, unless the Board of Directors of the
          --------------------
Company receives an unsolicited written offer with respect to a merger, consolidation or sale of all or substantially all of the Company's assets or an unsolicited tender or exchange offer for the Shares is commenced, which the Board of Directors of the Company determines in good faith (after receiving advice of independent legal counsel that such action is required for the discharge of their fiduciary duties) is more favorable to the stockholders of the Company than the Offer (an "Alternative Transaction"), engage in any
                                -----------------------
negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will as promptly as reasonably practicable (and in any event within 24 hours) notify Purchaser
(i) if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with the Company, (ii) of its receipt of an acquisition proposal and
(iii) of the existence of an Alternative Transaction. Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other persons or entities, the Company shall obtain from such person or entity an executed confidentiality agreement with terms no less favorable, taken as a whole, to the Company than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with the Company, and the Company shall advise Purchaser of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party.

     7.3. Meetings of the Company's Stockholders.  Except as set forth in this
          --------------------------------------
Section 7.3, the Board of Directors of the Company shall recommend approval of the Agreement and the Merger and the Company shall take all lawful action to solicit such approval. If the Board of Directors of the Company receives an unsolicited written offer embodying an Alternative Transaction, the Board of Directors may so amend or withdraw its recommendation and such withdrawal or recommendation shall not constitute a breach of this Agreement. The Company's proxy or information statement with respect to such meeting of stockholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will
 ---------------
not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies and nominees, directors and Affiliates of such Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel. None of the written information concerning the Purchaser Companies and the nominees, directors and Affiliates thereof furnished to the Company by Purchaser specifically for use in the Proxy Statement, at the date thereof and at the date of the stockholders' meeting, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.4. Filings; Other Action.  Subject to the terms and conditions herein
          ---------------------
provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act, the Exchange Act, Blue Sky Laws and the NASDAQ with respect to the Offer and the Merger; and (b) use their reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     7.5. Access.  Upon reasonable notice, the Company shall (and shall cause
          ------
each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access,
                                                   ---------------
during normal business hours throughout the period prior to the Effective Time, to its and its subsidiaries' properties, books, contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its

Representatives may reasonably request, provided, that the foregoing shall not
                                        --------
require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality All information obtained by Purchaser and its Representatives pursuant to this Section 7.5 shall be treated as "Evaluation Material" for all purposes of the Confidentiality Agreement.

     7.6. Notification of Certain Matters.  Each party shall give prompt notice
          -------------------------------
to the other parties of (i) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty or on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of the party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     7.7. Publicity.  The initial press release shall be a joint press release
          ---------
and thereafter, except as required by law, the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     7.8. Benefits.
          --------

          (a)  Stock Options; Stock Purchase Plan.  Not later than the Effective
               ----------------------------------
Time and continuing for a period of at least one hundred twenty (120) days after the Effective Time, Purchaser shall offer in writing to each holder of a vested Company Stock Option (whether or not such Company Stock Option terminated effective as of the Effective Time by virtue of the Merger or would have terminated thereafter) the opportunity to have such Company Stock Option canceled and to receive an amount in cash equal to the excess of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by the number of Shares previously subject to such Company Stock Option, less all applicable withholding taxes. Whether or not vested, any Company Stock Options not tendered for cancellation pursuant to such offer shall continue to be governed by the terms of such Company Stock Option and the applicable Company Option Plan. The Company shall have the right to amend the terms of any Company Stock Option outstanding on the date hereof so that it would become vested immediately prior to the Effective Time. The Company shall have the right to cause all funds held in the Company's Employee Stock Purchase Plan to be used to purchase Shares so that such Shares will be converted into the right to receive cash in the Merger; provided that the Employee Stock Purchase Plan is thereupon terminated.

          (b)  Employee Benefits.  (i) Purchaser shall cause the Surviving
               -----------------
Corporation to provide to employees of the Company and its subsidiaries, who are employed by the Surviving Corporation or its subsidiaries following the Effective Time ("Company Employees"), employee benefits which
                 -----------------
in the aggregate are substantially comparable to or greater than those currently provided by the Company to such employees.

          (ii) In the event that Company Employees are or become eligible to participate in any plans maintained by the Purchaser or its Subsidiaries ("Purchaser Benefit Plans"), Purchaser or its subsidiaries shall grant such
  -------------------------
employees credit for purposes of eligibility, vesting and benefit accrual, for all service credited for such purposes under comparable Company Benefit Plans, provided, however, that, with respect to Purchaser's Retirement Plan and such service with the Company shall be credited with respect to eligibility and vesting only, but shall not be recognized for purposes of determining the amount of retirement benefits, if any, under Purchaser's Retirement Plan.

          (iii) Any pre-existing condition exclusion under any Purchaser Benefit Plan providing medical or dental benefits shall be no more restrictive for any Company Employee who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Purchaser Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Purchaser Benefit Plan, in accordance with the terms of such Purchaser Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

          (c)  Survivability.  This Section 7.8 shall survive the Effective
               -------------
Time, and is intended to be for the benefit of, and shall be enforceable by, the Company Employees and the holders of Company Stock Options and shall be binding on Purchaser and Purchaser Sub and the Surviving Corporation and their respective successors and assigns.

Section 7.9.  Indemnification; Directors' and Officers' Insurance.
              ---------------------------------------------------

          (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification not less favorable to the directors and officers than those set forth in the Certificate of Incorporation of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. Purchaser shall guarantee the obligations of the Surviving Corporation under this Section 7.9(a).

          (b) Purchaser shall cause the Surviving Corporation to use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that nothing contained herein shall require the Surviving
--------  -------
Corporation to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of this Agreement for all current directors' and officers' liability insurance policies maintained by the Company which the Company represents and warrants to be $150,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.

          (c) This Section 7.9 shall survive the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on Purchaser and Purchaser Sub and the Surviving Corporation and their respective successors and assigns.


     7.10.  Takeover Statute.  If any "fair price", "moratorium", "control share
            ----------------
acquisition" or other form of anti-takeover statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     8.1. Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a)  Stockholder Approval.  If approval of the Merger by the holders
               --------------------
of Shares is required by applicable law, the Merger shall have been approved by the requisite vote of such holders;

          (b)  No Injunctions; Laws.  No injunction or other order shall have
               --------------------
been issued or any law enacted which prohibits the consummation of the Merger or makes such consummation illegal; provided, however, that prior to either party invoking this provision, such party shall have used its reasonable best efforts to have any such injunction lifted; and

          (c)  Governmental and Regulatory Consents.  The waiting period
               ------------------------------------
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Purchaser Sub shall have been made or obtained (as the case may be) except where the failure to obtain the same would not have a Company Material Adverse Effect.

                                   ARTICLE IX

                                  TERMINATION

     9.1. Termination by Mutual Consent.  This Agreement may be terminated and
          -----------------------------
the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

     9.2. Termination by either Purchaser or the Company.  This Agreement may be
          ----------------------------------------------
terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if, (a) without fault of the terminating party, the Merger shall not have been consummated by June 30, 1997 whether or not such date is before or after the approval by holders of Shares; and (b) by Purchaser or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Purchaser or any of its affiliates, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     9.3. Termination by Purchaser.  Until any Shares have been purchased
          ------------------------
pursuant to the Offer, this Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if (x) the Company shall have failed to comply in any material respect with the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination and, with respect to any such failure that can be remedied, the failure is not remedied within fifteen days after Purchaser has furnished the Company with written notice of such failure, or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Purchaser or Purchaser Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have resolved to do any of the foregoing.

     9.4. Termination by the Company.  This Agreement may be terminated and the
          --------------------------
Merger may be abandoned prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, if Purchaser or Purchaser Sub (or another Purchaser Company) (i) shall have failed to comply in any material respect with the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Purchaser Sub at or prior to such date of termination and, with respect to any such failure that can be remedied, the failure is not remedied within fifteen days after the Company has furnished Purchaser with written notice of such failure, (ii) shall have failed to commence the Offer within the time required in Section 1.1 or (iii) shall have terminated or withdrawn the Offer or amended the Offer in any manner not expressly permitted by this Agreement.

     9.5. Termination in the Event of an Alternative Transaction.  This
          ------------------------------------------------------
Agreement may be terminated and the Merger abandoned prior to the Effective
Time:

          (a) By either Purchaser or the Company, if that entity is not material breach of any of the terms of this Agreement, not sooner than the third business day after the Company's notice to the Purchaser (or Purchaser's becoming aware) that the Company has entered into an agreement providing for an Alternative Transaction; or

          (b) By Parent, if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Purchaser or Purchaser Sub its approval of the Offer, this Agreement and the Merger or its recommendation that the Company's stockholders accept the Offer.

     9.6. Effect of Termination and Abandonment.
          -------------------------------------

          (a) In the event of termination and abandonment of this Agreement pursuant to Section 9.1, 9.2, 9.3 or 9.4, this Agreement shall forthwith become void and have no further effect, other than the provisions of Section 1.1(c), this Section 9.6 and Section 10.1. No such termination and abandonment and nothing contained in this Section 9.6, shall relieve any party from liability for any breach of this Agreement.

          (b) If this Agreement is terminated pursuant to Section 9.5, the Company shall pay Purchaser a non-refundable fee of $5,000,000, which amount shall be paid by wire transfer of immediately available funds within two business days after the date this Agreement is so terminated.

          (c) If this Agreement is terminated after the commencement of the Offer as a result of the Company's failure to provide Audited Fiscal 1996 Financial Statements meeting the standards set forth in the final sentence of
Section 6.1(f)(B) prior to the termination of the Offer (except where such failure to meet such standards results solely from facts or circumstances arising after October 31, 1996 reflected in the Audited Fiscal 1996 Financial Statements in a manner that results in a difference from the information referred to in said Section 6.1(f)(B) that constitutes a Company Material Adverse Effect), the Company shall pay Purchaser a non-refundable fee of $75,000, which amount shall be paid by wire transfer of immediately available funds within two business days after the date this Agreement is so terminated.


                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1.  Payment of Expenses.  Subject to Section 9.6, whether or not the
            -------------------
Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

     10.2.  Survival.  Except for Sections 7.8, 7.9, 9.6 and 10.1 and the
            --------
confidentiality obligations pursuant to Section 1.1(c), the representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     10.3.  Modification or Amendment.  Subject to the applicable provisions of
            -------------------------
the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.4.  Waiver of Conditions.  The conditions to each of the parties'
            --------------------
obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.5.  Counterparts.  For the convenience of the parties hereto, this
            ------------
Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.6.  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the State of Delaware, without giving effect to the rules of such state respecting conflicts of laws.

     10.7.  Notices.  All notices and other communications given or made
            -------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:


                              (a)  If to Purchaser or to Purchaser Sub:

                                       Millipore Corporation
                                       80 Ashby Road
                                       Bedford, Massachusetts  01730
                                       Attention: Geoffrey Nunes
                                       Telephone No.:  (617) 533-2209
                                       Telecopier No.:  (617) 533-3162
                                       with a copy to:

                                       David B. Walek
                                       Ropes & Gray
                                       One International Plaza
                                       Boston, Massachusetts  02110
                                       Telephone No.:  (617) 951-7388
                                       Telecopier No.:  (617) 951-7050


                              (b)  If to the Company:

                                       Tylan General, Inc.
                                       15330 Avenue of Science
                                       San Diego, California  92128
                                       Attention:  Chief Financial Officer
                                       Telephone No.:  (619) 618-1990
                                       Telecopier No.:  (619) 618-1992

                                       with a copy to:

                                       Cooley Godward Castro Huddleson & Tatum
                                       4365 Executive Drive, Suite 1100
                                       San Diego, California 92121-2128
                                       Attention:  D. Bradley Peck
                                       Telephone No.:  (619) 550-6000
                                       Telecopier No.:  (619) 453-3355
                                       and

                                       Fried, Frank, Harris, Shriver & Jacobson
                                       One New York Plaza
                                       New York, New York  10004
                                       Attention:  Arthur Fleischer, Jr.
                                       Telephone No.:  (212) 859-8120
                                       Telecopier No.:  (212) 859-4000

                                       and

                                       Fried, Frank, Harris, Shriver & Jacobson
                                       350 South Grand Avenue, 32nd Floor
                                       Los Angeles, California  90071
                                       Attention:  Edward S. Rosenthal
                                       Telephone No.:  (213) 473-2001
                                       Telecopier No.:  (213) 473-2222

     10.8.  Entire Agreement, etc.  This Agreement together with the Disclosure
            ---------------------
Schedules and any exhibits or Annexes hereto and the Confidentiality Agreement
(a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Purchaser Sub, in the event of which, all references herein to Purchaser Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Purchaser Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     10.9   Definition of "Affiliate" and "Associate".  For purposes of this
            -----------------------------------------
Agreement, "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

     10.10.  Definition of "Company Material Adverse Effect".  For purposes of
             -----------------------------------------------
this Agreement, "Company Material Adverse Effect" shall mean any material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole.

     10.11.  Definition of "Continuing Director".  For purposes of this
             -----------------------------------
Agreement "Continuing Director" means any member of the Board of Directors of the Company, while such person is a member of the Board of Directors of the Company, who is not an Affiliate or Associate or representative of the Purchaser or Purchaser Sub and was a member of the Board of Directors of the Company prior to the date of this Agreement, and any successor of a Continuing Director while such successor is a member of the Board of Directors of the Company, who is not an Affiliate or Associate or representative of the Purchaser or Purchaser Sub and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

     10.12.  Definition of "Purchaser Material Adverse Effect".  For purposes of
             -------------------------------------------------
this Agreement, "Purchaser Material Adverse Effect" shall mean any material adverse effect on the financial conditions properties, businesses or results of operations of the Purchaser and its subsidiaries taken as a whole.

     10.13.  Definition of "subsidiary".  When a reference is made in this
             --------------------------
Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     10.14.  Obligation of Purchaser.  Whenever this Agreement requires
             -----------------------
Purchaser Sub to take any action, such requirement shall be deemed also to include an undertaking on the part of Purchaser to cause Purchaser Sub to take such action.

     10.15.  Captions.  The Article, Section and paragraph captions herein are
             --------
for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                              MILLIPORE CORPORATION

                              By: /s/ GEOFFREY NUNES
                                 -----------------------------------
                                  Name: GEOFFREY NUNES
                                  Title: SENIOR VICE PRESIDENT




                              MCTG ACQUISITION CORP.

                              By: /s/ GEOFFREY NUNES
                                 -----------------------------------
                                  Name: GEOFFREY NUNES
                                  Title: PRESIDENT




                              TYLAN GENERAL, INC.

                              By: /s/ DAVID J. FERRAN
                                 -----------------------------------
                                  Name: DAVID J. FERRAN
                                  Title: CHAIRMAN, CHIEF EXECUTIVE
                                         OFFICER AND PRESIDENT

                                    Annex A



     Certain Conditions of the Offer.  Notwithstanding any other provision of
     -------------------------------
the Offer and provided that Purchaser Sub shall not be obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, Purchaser Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if a majority of the total Shares outstanding on a fully diluted basis and as will permit Purchaser Sub to effect the Merger without the vote of any person other than Purchaser Sub shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or, if on or
                                           -----------------
after the date of the Agreement, and at or before the time of payment for any of such Shares (whether or not any of such Shares have theretofore been accepted for payment), any of the following events shall occur:

          (a) there shall have occurred (i) any general suspension of, or limitation on trading in securities on the NYSE or in the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (iii) a commencement of a war or armed hostilities involving the United States and continuing for at least three business days and which has a Company Material Adverse Effect;

          (b) the Company shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the Agreement and, with respect to any such failure that can be remedied, the failure is not remedied on or before the Closing Date, or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any respect except as would not have a Company Material Adverse Effect;

          (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action")
                                                                 ------
before any court of competent jurisdiction or other governmental entity by any governmental entity that is reasonably likely to: (i) result in a restriction or prohibition on the consummation of the transactions contemplated by the Offer or the Merger; (ii) prohibit, or impose any material limitations on Purchaser's or Purchaser Sub's ownership or operation of all or a material portion of their or the Company's business or assets, or to compel Purchaser or Purchaser Sub to dispose of or hold separate all or a material portion of Purchaser's or Purchaser Sub's or the Company's business or assets;
(iii) make the acceptance for payment of, purchase of, or payment for, some or all of the Shares illegal or rendering Purchaser or Purchaser Sub unable to, or restricting or prohibiting, the ability of Purchaser or Purchaser Sub to accept for payment, purchase or pay for some or all of the Shares; or (iv) impose material limitations on the ability of Purchaser or Purchaser Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

          (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

          (e) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

          (f) the Board of Directors of the Company shall have withdrawn or amended, or modified in a manner materially adverse to the Purchaser or Purchaser Sub, its recommendation of the Offer or the Merger, or shall have approved or recommended any other Acquisition Proposal; or

          (g) the Merger Agreement shall have been terminated by the Company or Purchaser or Purchaser Sub in accordance with its terms or Purchaser or Purchaser Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

                                      A-2